Exhibit 99.1

FOR IMMEDIATE RELEASE

April 23, 2007

WINTER HAVEN, FL. – April 23, 2007 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the first quarter 2007 of $1,808,000 compared to $1,810,000 earned in the first quarter of 2006. Earnings per share for the current quarter was $0.16, down $0.01, compared to $0.17 for the same quarter last year. All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited) Amounts in thousands of dollars (except per share data)
For the quarter ended:	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06
Net interest income	$9,598	$9,622	$9,636	$9,581	$8,264
Provision for loan losses	(282)	(142)	(129)	(206)	(240)

Net interest income after loan loss provision	9,316	9,480	9,507	9,375	8,024
Non interest income	1,540	1,584	1,550	1,507	1,495
Non interest expense	(8,073)	(7,854)	(7,463)	(7,297)	(6,590)

Income before income tax	2,783	3,210	3,594	3,585	2,929
Income tax expense	(975)	(1,019)	(1,343)	(1,378)	(1,119)

NET INCOME	$1,808	$2,191	$2,251	$2,207	$1,810

EPS (basic)	$0.16	$0.20	$0.20	$0.20	$0.17
EPS (diluted)	$0.16	$0.19	$0.20	$0.19	$0.17

Acquisition of Valrico Bancorp, Inc.

On April 2, 2007, the Company acquired Valrico Bancorp, Inc. (“VBI”) and it’s wholly owned subsidiary Valrico State Bank, as previously announced. The $36.1 million purchase price was a combination of 65% stock and 35% cash. VBI is a one bank holding company operating through its subsidiary, Valrico State Bank (the “Bank”). The Bank opened for business in 1989 and operates through four banking locations in Hillsborough County, Florida. At December 31, 2006, VBI reported total consolidated assets of approximately $149.5 million, loans of $124.0 million, deposits of $119.7 million and stockholders’ equity of $15.9 million. VBI also reported consolidated net income of $1.9 million for the year ended December 31, 2006. The Company intends to operate the Bank as a separate wholly owned subsidiary, similar to the Company’s other subsidiary banks.

Branch activity

During February, the Company opened its 31st banking location with the newly constructed branch office in Osceola County. At the end of October 2006, the Company opened a newly constructed branch office in Polk County. Also, two new branch offices were opened in September and October 2006, in temporary locations while their permanent facilities are being constructed.

With the April 2nd acquisition of Valrico, the number of banking locations increased from 31 in eight Counties to 35 in nine Counties in central Florida. In addition, Valrico has a new branch under construction that is near completion and expected to open during the second quarter of 2007, at which time will increase the Company’s total banking locations to 36. Five of these offices will be less than one year old.

Financial highlights

At March 31, 2007 total loans were $684,141,000, which is an increase of $26,178,000, or 4% compared to December 31, 2006.

At March 31, 2007 total deposits were $889,638,000, which is a decrease of $3,168,000, or 0.35% compared to December 31, 2006.

Net interest margin (“NIM”) for the current quarter was 4.09%, which was the same as the previous quarter. The Company is focused on the goal of growing deposits without additional NIM compression. Management has implemented incentive and other marketing plans focusing on checking account and other non time deposit account growth, which contributed to the higher marketing expenses in the first quarter of this year and last quarter of last year compared to prior quarters.

Annualized return on average assets was 0.69% for the current quarter compared to 0.84% for the same quarter last year. Presented below are condensed consolidated balance sheets, condensed consolidated average balance sheets, and selected financial ratios for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited) Amounts in thousands of dollars
At quarter ended:	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
Cash and due from banks	$41,433	$40,385	$35,345	$36,625	$35,165
Fed funds and money market	58,821	79,636	48,250	80,285	91,294
Investments	236,492	235,350	240,286	229,428	219,938
Loans	684,141	657,963	637,684	621,638	599,884
Allowance for loan losses	(7,632)	(7,355)	(7,367)	(7,310)	(7,095)
Premises and equipment, net	41,531	39,879	38,748	36,996	34,859
Goodwill	9,863	9,863	9,863	9,863	10,080
Core deposit intangible	2,944	3,083	3,249	3,414	3,580
Bank owned life insurance	7,394	7,320	7,246	6,172	6,108
Other assets	11,831	10,978	11,386	11,519	10,900

TOTAL ASSETS	$1,086,818	$1,077,102	$1,024,690	$1,028,630	$1,004,713

Deposits	$889,638	$892,806	$845,849	$855,031	$829,667
Other borrowings	73,536	62,792	59,605	58,595	56,973
Other liabilities	3,928	4,172	4,424	3,932	8,146
Stockholders’ equity	119,716	117,332	114,812	111,072	109,927

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,086,818	$1,077,102	$1,024,690	$1,028,630	$1,004,713

Condensed Consolidated Average Balance Sheets (unaudited) Amounts in thousands of dollars
At quarter ended:	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06
Investments, fed funds, and other	$295,365	$299,467	$300,846	$287,099	$268,788
Loans	669,005	645,103	632,568	611,379	531,895
Allowance for loan losses	(7,423)	(7,398)	(7,371)	(7,226)	(6,524)
All other assets	104,594	100,502	97,844	99,470	80,120

TOTAL ASSETS	$1,061,541	$1,037,674	$1,023,887	$990,722	$874,279

Deposits- interest bearing	$673,561	$657,654	$654,009	$611,678	$519,587
Deposits- non interest bearing	192,945	196,093	191,057	204,138	195,670
Other borrowings	72,582	62,399	60,486	59,413	57,022
Other liabilities	3,695	4,989	4,825	4,726	3,640
Stockholders’ equity	118,758	116,539	113,510	110,767	98,360

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,061,541	$1,037,674	$1,023,887	$990,722	$874,279

Selected financial ratios (unaudited)
As of or for the quarter ended:	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06
Return on average assets	0.69%	0.84%	0.87%	0.89%	0.84%
Return on average equity	6.17%	7.46%	7.87%	7.99%	7.46%
Net interest margin (tax equivalent basis)	4.09%	4.09%	4.12%	4.29%	4.20%
Loan / deposit ratio	76.9%	73.7%	75.4%	72.7%	72.3%
Stockholders’ equity / total assets	11.0%	10.9%	11.2%	10.8%	10.9%
Efficiency ratio	72%	70%	67%	66%	68%
Book value per share	$10.71	$10.54	$10.32	$10.00	$9.91

The Company’s credit quality remains good. Net charge-offs for the three month period ending March 31, 2007 were $5,000. Nonperforming assets (which the Company defines as (1) non-accrual loans; (2) accruing loans that are 90 days or more delinquent and are deemed by management to be adequately secured and in the process of collection; (3) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (4) other repossessed assets that is not real estate), was $1,475,000 at March 31, 2007, compared to $645,000 at December 31, 2006. Non performing assets as a percentage of total assets was 0.14% at March 31, 2007, compared to 0.06% at December 31, 2006.

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans as a percentage of total loans was 0.18% at March 31, 2007, compared to 0.09% at December 31, 2006. The ratio of allowance for loan losses to non performing loans was 606% at March 31, 2007, compared to 1,206% at December 31, 2006.

The allowance for loan losses (“ALLL”) as a percentage of total loans outstanding was 1.12% at March 31, 2007 and at December 31, 2006. The Company’s ALLL increased $277,000 during this three month period. Of this amount, $199,000 relates to an increase in the Company’s general reserve, which is due to the growth in the loan portfolio. The remaining $78,000 increase is due to an increase in the Company’s specific reserves, which results from specific reserve analyses prepared for each of the Company’s impaired loans.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)
As of or for the quarter ended:	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06
Non-accrual loans	$1,196	$448	$696	$850	$647
Past due loans 90 days or more And still accruing interest	64	162	458	1	551

Total non performing loans	1,260	610	1,154	851	1,198
Other real estate owned (“OREO”)	215	—	—	—	—
Repossessed assets other than real estate	—	35	35	50	65

Total non performing assets	$1,475	$645	$1,189	$901	$1,263
Non performing assets as a percentage of total assets	0.14%	0.06%	0.12%	0.09%	0.13%
Non performing loans as a percentage of total loans	0.18%	0.09%	0.18%	0.14%	0.20%
Net charge-offs (recoveries)	$5	$154	$72	($9)	$283
Net charge-offs as a percentage of average loans for the period	0.00%	0.02%	0.01%	0.00%	0.05%
Allowance for loan losses as a percentage of period end loans	1.12%	1.12%	1.16%	1.18%	1.18%

Loan growth and deposit growth over the previous twelve months were 14% and 7% respectively. The Company does not use broker deposits nor does it solicit deposits nationally. All deposits, as well as loans, are generated from its local markets in central Florida. The tables below summarize the loan and deposit mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)
At quarter ended:	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06
Real estate loans
Residential	$185,820	$180,869	$181,579	$173,011	$172,895
Commercial	296,788	291,536	277,888	267,834	256,598
Construction, development and land loans	68,543	60,950	56,112	60,289	51,304

Total real estate loans	551,151	533,355	515,579	501,134	480,797
Commercial	76,558	68,948	67,642	64,978	65,173
Consumer and other loans	57,418	56,684	55,489	56,567	54,917

Total loans before unearned fees and costs	685,127	658,987	638,710	622,679	600,887
Unearned fees and costs	(986)	(1,024)	(1,026)	(1,041)	(1,003)

Total loans	$684,141	$657,963	$637,684	$621,638	$599,884

Deposit mix (in thousands of dollars)
At quarter ended:	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06
Checking accounts
Non interest bearing	$202,840	$223,602	$198,386	$207,804	$220,541
Interest bearing	114,636	110,627	97,060	107,035	123,214
Savings deposits	44,462	46,806	47,562	48,471	45,899
Money market accounts	117,322	100,528	102,114	111,445	107,449
Time deposits	410,378	411,243	400,727	380,276	332,564

Total deposits	$889,638	$892,806	$845,849	$855,031	$829,667

Non interest income and non interest expense

The tables below summarize the Company’s non interest income and non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited) Amounts in thousands of dollars
For the quarter ended:	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06
Service charges on deposit accounts	$953	$876	$902	$875	$748
Commissions from mortgage broker activities	52	71	79	106	85
Loan related fees	75	91	70	75	79
Commissions from sale of mutual funds and annuities	80	202	142	81	270
Rental income	55	50	53	50	50
Debit card and ATM fees	188	176	138	141	137
BOLI income	74	75	74	63	65
Gain (loss) on sale of investments	—	—	—	17	—
Other service charges and fees	63	43	92	99	61

Total non interest income	$1,540	$1,584	$1,550	$1,507	$1,495

Quarterly Condensed Consolidated Non Interest Expense (unaudited) Amounts in thousands of dollars
For the quarter ended:	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06
Employee salaries and wages	$3,243	$3,200	$3,116	$3,000	$2,748
Employee incentive/bonus compensation	513	586	515	523	438
Employee stock option expense	135	136	147	181	130
Health insurance and other employee benefits	542	537	432	419	372
Payroll taxes	331	210	214	220	289
Other employee related expenses	170	189	159	149	147
Incremental direct cost of loan origination	(279)	(276)	(248)	(324)	(248)

Total salaries, wages and employee benefits	$4,655	$4,582	$4,335	$4,168	$3,876

Occupancy expense	914	912	907	856	768
Depreciation of premises and equipment	504	497	484	498	456
Supplies, stationary and printing	146	146	141	174	146
Marketing expenses	287	249	98	106	132
Data processing expenses	280	280	300	273	252
Legal, auditing and other professional fees	196	187	190	165	131
Bank regulatory related expenses	98	93	96	79	58
Postage and delivery	68	65	66	66	79
ATM related expenses	103	94	110	114	116
Amortization of CDI	139	166	165	166	17
Other expenses	683	583	571	632	559

Total non interest expense	$8,073	$7,854	$7,463	$7,297	$6,590

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with 31 locations in eight counties throughout Central Florida. Effective with the April 2, 2007 acquisition of Valrico, the Company is now operating through five wholly owned subsidiary banks with 35 locations in nine counties throughout central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Ryan Beck & Co (800-793-7226), Michael Acampora, at Raymond James (800-363-9652), or Eric Lawless, at FIG Partners, LLC (866-344-2657). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.